Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 346-6131
brussell@cyanotech.com

Cyanotech Reports Litigation Resolved

KAILUA KONA, Hawaii (December 19, 2014) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), today announced that all existing litigation and administrative proceedings between the Company and U.S. Nutraceuticals LLC d/b/a Valensa International and The Board of Trustees of the University of Illinois have been amicably resolved.

In Reports covering periods beginning in Fiscal 2013 the Company had disclosed significant increases in legal expenditures as a component of general and administrative expenses due to pending litigation and administrative proceedings. The Company also stated in those prior Reports that it did not believe that the ultimate resolution of pending legal proceedings was likely to have a material adverse effect on the Company’s business, results of operations, cash flows or financial condition. All litigation and related administrative proceedings involving the Company are being, or have already been, dismissed with prejudice or otherwise effectively terminated.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech's Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA-reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin's superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers worldwide and is GMP-certified by the Natural Products AssociationTM. Visit www.cyanotech.com for more information.